Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ARMSTRONG FLOORING, INC.

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

ARMSTRONG FLOORING, INC., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST: Clause (b) of Paragraph FIFTH of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as set forth below:

(b) The Board shall consist of not less than five (5) nor more than nine (9) directors, the exact number of which shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the entire board of Directors.

SECOND: The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Armstrong Flooring, Inc. has caused this Certificate to be duly executed in its corporate name this 4th day of June 2021.

ARMSTRONG FLOORING, INC.

By:	/s/ Christopher S. Parisi
Christopher S. Parisi
Senior Vice President, General Counsel & Secretary